Exhibit 11
Statement Re Computation of per share earnings

Twelve Months Ended December 31, 2006

Basic Earnings Per Share:

Net Income	$3,214,738.77	=	$2.15
Weighted Average Number of Common Shares	1,491,174

Diluted Earnings Per Share:

Net Income	$3,214,738.77	=	$3,214,738.77	=	$2.14
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,491,174 + 9,132		1,500,306

Three Months Ended December 31, 2006

Basic Earnings Per Share:

Net Income	$525,120.41	=	$0.35
Weighted Average Number of Common Shares	1,491,174

Diluted Earnings Per Share:

Net Income	$525,120.41	=	$525,120.41	=	$0.35
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,491,174 + 7,963		1,499,137